Exhibit 10.7

REUNION HOSPITALITY TRUST, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of               , 2010, between Reunion Hospitality Trust, Inc., a Maryland corporation, its successors or assigns (the “Company”), and Joseph Weinberger (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company intends to complete an initial public offering and a concurrent private placement (the “Offering”) of its common stock;

WHEREAS, the Company desires to employ the Employee as Executive Vice President of Investments of the Company following the Company’s Offerings;

WHEREAS, the Company and the Employee desire to enter into this Agreement as to the terms of the Employee’s employment as the Executive Vice President of Investments of the Company;

WHEREAS, the Employee’s agreement to be employed by the Company as of the Effective Date (as defined in Section 2 hereof) is a material inducement to the Company to enter into this Agreement as of the date hereof and the date of the Offering;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Executive Vice President of Investments of the Company. In this capacity, the Employee shall have all duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Executive Chairman (the “Chairman”) of the Board of Directors of the Company (the “Board”) shall designate from time to time that are not inconsistent with the Employee’s position as the Executive Vice President of Investments of the Company. The Employee shall report to the Company’s Chief Executive Officer.

(b) During the Employment Term, the Employee shall devote substantially all of the Employee’s business time, energy and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company; provided, that the foregoing shall not prevent the Employee from (i) serving JF Capital Advisors LLC, and its affiliates, so long as such service does not limit the operations of the Company, (ii) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board (or the applicable committee(s) thereof) in each instance, other for-profit companies, (iii) participating in charitable, civic, educational, professional, community or industry affairs or serving on advisory boards and committees, and (iv) managing the Employee’s passive personal investments; provided further that without derogating from the foregoing, in no event shall the Employee be obligated to devote any specific portion of his time to the Company’s affairs.

2.  EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, from the period commencing as of the Effective Date and ending on December 31, 2013 (the “Initial Term”). Notwithstanding anything herein to the contrary, the Employee agrees that he shall not terminate this Agreement prior to the Effective Date. In addition, prior to the Effective Date, the Employee shall agree to cooperate and permit the Company to use his name in regulatory filings that he has approved, which approval shall not unreasonably be withheld or delayed. Upon the expiration of the Initial Term and each Renewal Term (as defined below), as the case may be, the term of this Agreement shall be automatically extended for successive one-year periods (each, a “Renewal Term”), provided, however, that either party hereto may elect not to extend the term of this Agreement by giving written notice to the other party at least 90 days prior to the expiration of the Initial Term or any Renewal Term. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated at any time during the Initial Term or any Renewal Term in accordance with Section 8 hereof, subject to Section 9 hereof. The period of time between the Effective Date and the termination of the Employee’s employment hereunder for any reason shall be referred to herein as the “Employment Term.” For purposes of this Agreement, “Effective Date” means the date upon which the Offering is consummated.

3.  INITIAL BASE SALARY. From the Effective Date until the occurrence of the earlier of (x) the satisfaction of the Capital Deployment Hurdle (as defined herein) or (y) 12 months from the Effective Date, the Company agrees to pay the Employee an annual base salary that initially shall be $50,000 (the “Initial Base Salary”). The Initial Base Salary shall be payable in accordance with the regular payroll practices of the Company.

4.  CONTINUING BASE SALARY. Upon the occurrence of the earlier of (x) the satisfaction of the Capital Deployment Hurdle or (y) 12 months from the Effective Date, the Employee’s base salary shall be increased to $350,000 (the “Continuing Base Salary”). The Continuing Base Salary shall be subject to annual review by the Board (or a committee thereof), and subject to Section 5 below may be increased, but not decreased below its then current level, from time to time by the Board.

For purposes of this Agreement, the “Capital Deployment Hurdle” means the threshold at which the PI Transaction Value of all completed Permitted Investments exceeds 75% of the Escrow Proceeds. For purposes of this Agreement, “Escrow Proceeds” means 98% of the Net Proceeds, which will be placed in escrow with The Bank of New York Mellon, as escrow agent, solely for use in connection with Permitted Investments. For purposes of this Agreement, “PI Transaction Value” means, without duplication, the sum of (i) the cost of such Permitted Investment, whether consummated or subject to definitive documentation pursuant to which the Company provides a commitment of capital to consummate such Permitted Investment; (ii) the amount of debt which is senior in the capital structure to, or pari passu with, each Permitted Investment (such as, in the event the Company makes a mezzanine loan to a hotel owner, the amount of any mortgage loan encumbering the hotel), only to the extent such Permitted Investment, after consultation with third party accountants, would reasonably be expected to be required to be consolidated on the Company’s balance sheet pursuant to U.S. generally accepted accounting principles (“GAAP”); (iii) any equity with a liquidation preference which is senior to, or pari passu with, each Permitted Investment (such as, in the event the Company purchases common equity in an entity that owns hotel properties, any outstanding preferred equity issued by such entity which has a liquidation preference senior in priority to the Company’s investment), only to the extent such Permitted Investment, after consultation with third party accountants, would reasonably be expected to be required to be consolidated on the Company’s balance sheet pursuant to GAAP; (iv) estimated closing costs, due diligence costs and applicable transaction expenses; and (v) estimated amounts needed to cover future capital and funding commitments relating to such Permitted Investment (as set forth in a written agreement or budget) including, without limitation, capital expenditures, escrows and follow-on investments or advances. For purposes of this Agreement, “Permitted Investment” means hospitality and related investments, with a focus on distressed opportunities primarily in the United States and Canada. For purposes of this Agreement, “Net Proceeds” means the gross proceeds from the Offering less the underwriting discounts and commissions and estimated offering and organizational costs and offering expenses.

5.  ANNUAL SALARY INCREASE; ANNUAL BONUS. During the Employment Term, Employee shall receive an annual salary increase equal to the greater of (i) 3% of Employee’s Initial Base Salary or Continuing Base Salary, as the case may be, or (ii) the annual percentage increase cost of living in the city of New York as determined by the Compensation Committee of the Board. In addition, during the

Employment Term, the Employee shall be eligible to receive an annual discretionary incentive payment under the Company’s annual cash bonus plan as in effect from time to time equal to either 50%, 75% or 125% of Employee’s Initial Base Salary or Continuing Base Salary, as the case may be (the “Annual Bonus”), upon the attainment of one or more pre-established performance goals established by the Company’s Compensation Committee and approved by the Company’s Board of Directors, which shall include, but not be limited to, operating the Company in a safe and sound manner and complying with all federal or state laws, rules and regulations.

6.  EQUITY AWARDS. During the Employment Term, the Employee shall be eligible to receive equity and long-term incentive awards under any equity-based incentive compensation plan adopted by the Company during the Employment Term for which the Company’s senior executives are generally eligible. The level of the Employee’s participation in any such plan, if any, shall be determined in the sole discretion of the Board from time to time.

7.	EMPLOYEE BENEFITS; CHANGE IN CONTROL BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate, in accordance with the Company’s policies, in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally from time to time including health, vision, dental, disability, and life in a manner commensurate with other employees of the Company, and in accordance with, and subject to, the terms and conditions thereof, including satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may in its sole discretion modify or terminate any employee benefit plan at any time.

(b) VACATIONS; SICK LEAVE. During the Employment Term, the Employee shall be entitled to four weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time. The Employee agrees that any vacation taken by the Employee during the Employment Term shall be taken at times which are mutually determined by the Chief Executive Officer and the Employee not to interfere, in any material respect, with the Employee’s performance of his duties hereunder. During the Employment Term, the Employee shall be entitled to up to 30 days of sick leave per calendar year for use in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c) BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business and entertainment expenses reasonably incurred in connection with the performance of the Employee’s duties hereunder and the Company’s policies with regard thereto.

(d) CHANGE IN CONTROL PAYMENT. If there is a Change in Control during the Employment Terms and the Employee is terminated without Cause or the Employee resigns for Good Reason (as defined herein) within six months following such Change in Control, the Employee shall be entitled to (a) (x) payment of any accrued but unpaid Initial Base Salary or Continuing Base Salary, as the case may be, through the date of termination, paid in accordance with the regular payroll practices of the Company; (y) reimbursement for any outstanding reasonable business expenses and (z) 100% vesting of any unvested securities previously awarded to the Employee using a time-based method of vesting (collectively, the “CIC Accrued Benefits”), (b) within 10 days of termination, a single lump sum payment in an amount equal to (x) three times the Employee’s Initial Base Salary or Continuing Base Salary, as the case may be, plus (y) three times the Employee’s average Annual Bonus paid over the prior three years or such lesser period a bonus has been paid and (c) retain any Company provided mobile phone. For purposes of this Agreement, a “Change in Control” means a change in control of the Company which will be deemed to have occurred after the date hereof if:

(i) any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing at least 50% of the combined voting power or common shares of the Company;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board or whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the Board then still in office cease for any reason to constitute at least a majority thereof;

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and common shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iv) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power and common shares of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the common shares of the Company immediately prior to such sale.

8.  TERMINATION. The Employee’s employment under this Agreement and/or the Employment Term shall terminate on the first of the following to occur, whether before or after the Effective Date:

(a) DISABILITY. Upon the Employee’s receipt of written notice from the Company of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for 180 consecutive or non-consecutive days (including weekends and holidays) in any 365-day period. Disability shall be determined by the Board, in its discretion, and any such determination shall be final and binding on all parties.

(b) DEATH. Automatically on the date of death of the Employee.

(c) CAUSE. Cause, as determined in this Section. The Company shall not allege the existence of Cause without the determination of such by the affirmative vote of a majority of the entire Board. The Employee shall be entitled to written notice from the Company of, together with a reasonably detailed description of the basis for, any such determination that Cause exists with respect to the Employee. The Employee’s employment under this Agreement and/or the Employment Term shall terminate for Cause upon the 30th calendar day following the Employee’s receipt of such written notice from the Company, unless within such 30-day period, the Employee has (x) cured such Cause (subject to any limitations below) or (y) given written notice to the Company of the Employee’s claim that Cause does not exist, together with a reasonably detailed description of the basis for such claim; provided, that if the Company and the Employee are unable to resolve such claim within such 30-day period, then such claim shall be submitted for resolution by arbitration to be held in the City and County of New York in accordance with the rules of the American Arbitration Association then in effect (before a panel of three arbitrators chosen in accordance with such rules), but in any event providing for discovery on the same basis as if the dispute were being litigated under the Federal Rules of Civil Procedure. If the final outcome of any such arbitration is that Cause does exist, then the Employee’s employment and/or the Employment Term shall terminate for Cause within 30 additional days after the Employee’s receipt of written notice of such outcome, unless the Employee has cured such Cause within such additional 30-day period; provided, that repetition of the same refusal or failure that has previously been determined hereunder to have constituted Cause under subsection (ii) below may not be cured. “Cause” shall mean any of the following:

(i) the Employee’s willful misconduct or gross negligence in the performance of the Employee’s duties to the Company that has or could reasonably be expected to have an adverse effect on the Company;

(ii) the Employee’s refusal or failure to follow the written lawful directives of the Board (other than as a result of death or a physical or mental incapacity);

(iii) indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude (none of which shall be subject to cure as provided above);

(iv) the Employee’s embezzlement or misappropriation of corporate funds or other acts of theft, fraud, malfeasance, self-dealing, dishonesty or breach of fiduciary duty in connection with the performance of the Employee’s duties to the Company;

(v) breach of Section 11 of this Agreement; or

(vi) material breach of any other Section of this Agreement or any other agreement with the Company or a violation of the Company’s code of conduct or other written policy.

(d) WITHOUT CAUSE. Immediately upon the Employee’s receipt of written notice from the Company of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Good Reason as determined in this Section. The Company shall be entitled to written notice from the Employee of, together with a reasonably detailed description of the basis for, any allegation by the Employee that Good Reason exists. Any claim that Good Reason exists shall be deemed irrevocably waived by the Employee unless the Board receives such written notice from the Employee within 60 days following the date on which the Employee first becomes aware of the event the Employee claims constitutes Good Reason. The Employee’s employment under this Agreement and/or the Employment Term shall terminate for Good Reason upon the 30th calendar day following the Employee’s receipt of such written notice from the Employee, unless within such 30-day period, the Company has (x) cured such Good Reason or (y) given written notice to the Employee of the Company’s claim that Good Reason does not exist, together with a reasonably detailed description of the basis for such claim; provided, that if the Company and the Employee are unable to resolve such claim within such 30-day period, then such claim shall be submitted for resolution by arbitration to be held in the City and County of New York in accordance with the rules of the American Arbitration Association then in effect (before a panel of three arbitrators chosen in accordance with such rules), but in any event providing for discovery on the same basis as if the dispute were being litigated under the Federal Rules of Civil Procedure. If the final outcome of any such arbitration is that Good Reason does exist, then the Employee’s employment and/or the Employment Term shall terminate for Good Reason within 30 additional days after the Company’s receipt of written notice of such outcome, unless the Company has cured the circumstances that gave rise to such Good Reason within such additional 30-day period.; provided, that repetition of the same diminution, action or inaction that has previously been determined hereunder to constitute Good Reason under any of clauses (i) through

(iii) below may not be cured. “Good Reason” shall mean the occurrence of any of the following events without the written consent of the Employee:

(i) diminution in the Employee’s Initial Base Salary or Continuing Base Salary, as the case may be;

(ii) a material diminution of the Employee’s authority, duties and responsibilities; or

(iii) any other action or inaction that constitutes a breach by the Company of a material provision of this Agreement.

(f) RESIGNATION. Ninety days following the Company’s receipt of a written notice setting forth the Employee’s resignation without Good Reason; provided, that upon receipt of such notice the Company may, in its sole discretion, make such termination effective at an earlier date and the termination shall still be treated as a voluntary termination by the Employee without Good Reason.

(g) EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 2 hereof.

9.	CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Employee’s employment and the Employment Term ends on or after the Effective Date on account of the Employee’s death, the Employee’s estate shall be entitled to the following:

(i) a lump sum payment equal to the sum of (x) any unpaid Initial Base Salary or Continuing Base Salary, as the case may be, through the date of termination, plus (y) the Initial Base Salary or Continuing Base Salary payable for the remainder of the Employment Term then in effect, plus (z) the Employee’s average Annual Bonus paid over the prior three years (or such lesser period during which an Annual Bonus has been paid), paid on the 60th day from the date of termination;

(ii) reimbursement for any reasonable business expenses incurred through the date of termination pursuant to, and paid in accordance with, Sections 7(c) and 24(b)(iii) of this Agreement;

(iii) any accrued but unused vacation time or sick leave days paid in accordance with Company policy;

(iv) such vested accrued benefits, if any, as to which the Employee may be entitled under the Company’s employee benefit plans and programs applicable to the Employee as of the date of termination, which shall be paid or provided in accordance with the terms of the applicable plan or program; and

(v) the vesting as of the date of termination of any unvested securities previously issued to the Employee using a time-based method of vesting (collectively, Sections 9(a)(i) through 9(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) DISABILITY. In the event that the Employee’s employment and/or Employment Term ends on or after the Effective Date on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits.

(c) TERMINATION FOR CAUSE OR AS A RESULT OF NON-EXTENSION OF THIS AGREEMENT. If the Employee’s employment is terminated (i) by the Company for Cause or (ii) as a result of the non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay to the Employee any accrued but unpaid Initial Base Salary or Continuing Base Salary, as the case may be, from the Effective Date through the date of termination, paid in accordance with the regular payroll practices of the Company, except as required otherwise by law. Employee’s access to the Company’s employee benefit plans and programs applicable to the Employee shall terminate as of the date of termination, except as required otherwise by law.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Employee’s employment by the Company is terminated on or after the Effective Date (x) by the Company without Cause (other than for death or Disability), or (y) by the Employee for Good Reason, the Company shall pay or provide the Employee with the CIC Accrued Benefits and, subject to the Employee’s compliance with the obligations in Sections 10, 11 and 12 hereof, the following, subject to the provisions of Section 24 hereof:

(i) a lump sum payment equal to (x) three times the Employee’s Initial Base Salary or Continuing Base Salary Rate, as the case may be, plus (y) three times the Employee’s average Annual Bonus paid over the prior three years (or over such lesser period in which the Annual Bonus was paid), paid on the 60th day following the termination of employment; and

(ii) subject to (A) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) the Employee’s continued co-payment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) (the “active employee rate”), continued participation in the Company’s group health plan and life insurance plan (to the extent permitted under applicable law and the terms of such plan), which covers the Employee for a period of up to 12 months at the Company’s expense (other than as set forth in sub-section (B)), provided, that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, Company’s contribution to the coverage under this Section 9(d)(ii) shall immediately cease and thereafter shall be the sole responsibility of the Employee. Notwithstanding the foregoing, if the benefits under the Company’s group health plan will be taxable to the Employee, then in lieu of the Company’s payments for such continued participation, the Company shall reimburse the Employee, subject to the terms herein, for his premiums for continued coverage under such plan in the amount that the cost of such coverage exceeds the active employee rate (as determined based on the Employee’s premium rate in effect on the date of termination).

Payments and benefits provided in this Section 9(d)(ii) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company.

(e) RESIGNATION. In the event that the Employee’s employment and the Employment Term ends on or after the Effective Date on account of the Employee’s resignation, the Employee shall be entitled to the following:

(i) any unpaid Initial Base Salary or Continuing Base Salary, as the case may be, from the Effective Date through the date of termination, paid in accordance with the regular payroll practices of the Company;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination pursuant to, and paid in accordance with, Sections 7(c) and 24(b)(iii) of this Agreement;

(iii) any accrued but unused vacation time or sick leave days paid in accordance with Company policy; and

(iv) such vested accrued benefits, if any, as to which the Employee may be entitled under the Company’s employee benefit plans and programs applicable to the Employee as of the date of termination (other than any severance pay plan), which shall be paid or provided in accordance with the terms of the applicable plan or program.

(f) OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any other position as an officer, director or fiduciary of any Company-related entity.

10.  RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided to the Employee upon a termination of his employment pursuant to Section 9 shall only be payable or provided if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company and certain related parties in the form attached hereto as Exhibit A, which the Company shall provide to the Employee within seven days following the date of termination. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within 60 days following termination. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer, except as provided in Section 9(d)(ii) hereof. The Employee shall not be entitled to any release of claims from the Company in favor of the Employee.

11.	RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, following the date of this Agreement, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Employee following the date of this Agreement. The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to the Employee; (B) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (C) the Employee is required to disclose by applicable law, regulation or legal process (provided, that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b) NONCOMPETITION. The Employee acknowledges that during the Employment Term, the Employee’s performance of the same services he provides for the Company for any Competing Business will result in irreparable harm to the Company. Accordingly, during the Employee’s employment hereunder and for a period of one year after such employment terminates, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity in whatever form, except for those set forth in Section 1(b), with respect to the conduct of a Competing Business; provided, however, that the Employee shall not be subject to the provisions of this Section 11(b) to the extent the Employee elects to forego the receipt of any severance payments or benefits the Employee is otherwise entitled to receive pursuant to this Agreement upon or following termination. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being, either directly or indirectly, a passive owner of not more than 4.9% of the equity securities of a publicly traded corporation the principal business of which is a Competing Business. For purposes of this Agreement, “Competing Business” means any person or entity that, as a principal or substantial part of its business, invests in and acquires hospitality and related investments, primarily in the United States and Canada, or any other material business in which the Company or any of its subsidiaries or affiliates are engaged on the date of termination or have expended substantial resources to investigate and have determined to engage on or after such date, but does not mean any business that principally invests in or acquires gaming or restaurant investments.

(c) NONSOLICITATION; NONINTERFERENCE. From the date of this Agreement through and including the six months following the termination of the Employee’s employment with the Company, the

Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (A) solicit, aid or induce any customer of the Company or its subsidiaries or affiliates that is then paying or has agreed in writing to pay the Company not less than $250,000 per year); (B) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent; or (C) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors.

(d) RETURN OF COMPANY PROPERTY. Except as otherwise provided herein, on the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided equipment, or documents and property belonging to the Company).

(e) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(f) TOLLING. In the event of any violation of the provisions of this Section 11, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(g) SURVIVAL OF PROVISIONS. The obligations contained in Sections 11 and 12 hereof shall survive the termination or expiration of this Agreement, the Employment Term and/or the Employee’s employment with the Company and shall be fully enforceable thereafter.

12.  COOPERATION. Upon the receipt of reasonable notice from the Company (including its outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company. The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. If the Employee is required to provide services pursuant to this Section 12, then, in accordance with its reimbursement policies and procedures as in effect, including the timely submission of proper documentation supporting such expenses, the Company will pay (or reimburse the Employee for) reasonable out-of-pocket travel, lodging, communication, duplication and legal expenses incurred in connection with the performance of such services.

13.  EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 or Section 12 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a violation by the Employee of Section 11 or Section 12 hereof, any severance being paid or provided to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee shall be immediately repaid to the Company.

14.  NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 14 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Employee hereby acknowledges and agree that the Company may assign this Agreement (including the provisions of Section 11 and Section 12) to any successor to all or substantially all of the business and/or assets of the Company. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets.

15.  NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing. Each notice and all other communications shall be delivered either by hand, by confirmed facsimile or electronic mail (but only if followed by transmittal by national overnight courier or hand delivered in person on the next business day), by guaranteed overnight delivery service, or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown
on the records of the Company

If to the Company:

Reunion Hospitality Trust, Inc.
60 East 42nd Street
Suite 1901
New York, New York 10165
Attention: Jason N. Ader, Executive Chairman
Facsimile: (917) 591-4373

and

Reunion Hospitality Trust, Inc.
1370 Avenue of the Americas, 28th Floor
New York, New York 10019
Attention: E. Jonathan Falik, Chief Executive Officer
Facsimile: (212) 445-7801

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
Attention: Jeffrey A. Horwitz, Esq.
Facsimile: (212) 969-2900

or to such other address as either party may have furnished to the other in writing in accordance herewith. Each notice and all other communications shall be deemed duly given and effective upon actual receipt (or refusal of receipt).

16.  SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this

Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

17.  SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18.  COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.  GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its principles of conflicts of laws. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York City or the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

20.  INDEMNIFICATION. The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Company and the Indemnification Agreement, dated as of [          ], 2010 between the Company and the Employee against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company. This obligation shall survive the termination of the Employee’s employment with the Company.

21.  LIABILITY INSURANCE. From and after the Effective Date, the Company shall cover the Employee under directors’ and officers’ liability insurance and professional liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

22.  MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings, written or oral, between the Employee and either the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

23.  REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder. In addition, the Employee acknowledges that the Employee is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Employee in compliance therewith. In addition, the Employee hereby represents, warrants and agrees with the Company that: (i) a portion of the compensation payable to the Employee pursuant to this Agreement constitutes good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, for the covenants and agreements contained in Section 11 and Section 12; (ii) the covenants and agreements contained in Section 11 and Section 12 are reasonable, appropriate and suitable in their geographic scope, duration and content; the Employee shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; and such covenants and agreements shall survive the termination of the Employees employment for the durations set forth therein; (iii) the enforcement of any remedy under this Agreement will not prevent the Employee from earning a livelihood because the Employee’s past work history and abilities are such that the Employee reasonably can expect to find work, if he so chooses, in other areas and lines of business; (iv) the covenants and agreements stated in Section 11 and Section 12 are essential for the Employer’s reasonable protection; and (v) the Company has reasonably relied on these covenants and agreements by the Employee.

24.	TAX MATTERS.

(a) WITHHOLDING. The Employee shall pay, or make arrangements satisfactory to the Company to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable federal, state and local taxes (but not the Company’ share of Social Security taxes) that the Company is required to withhold at any time. In the absence of such arrangements, the Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) The parties agree that this Agreement shall be interpreted to comply with Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event will the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A or the provisions of this Section 24.

(ii) Notwithstanding any provision to the contrary in this Agreement, a termination of the Employee’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement, references to a “termination” or “termination of employment” will mean separation from service. If the Employee is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A, such payment or benefit will not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employees separation from service or (ii) the date of the Employee’s death. On the first day of the seventh month following the date of the Employee’s separation from service or, if earlier, on the date of the Employee’s death, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) Any reimbursement of costs and expenses provided for under this Agreement shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

(iv) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(v) With regard to any installment payments provided for herein, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.

(vi) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(vii) To the extent that this Agreement provides for the Employee’s indemnification by the Company and/or the payment or advancement of costs and expenses associated with indemnification, any such amounts shall be paid or advanced to the Employee only in a manner and to the extent that such amounts are exempt from the application of Code Section 409A in accordance with the provisions of Treasury Regulation 1.409A-1(b)(10).

25.  WAIVER. The Employee hereby acknowledges that the Escrow Proceeds will be placed in an escrow account (the “Escrow Account”). The Employee hereby waives any claim of any kind in or to any monies in the Escrow Account established by the Company (the “Claim”) that the Employee may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Escrow Account for any reason whatsoever.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REUNION HOSPITALITY TRUST, INC.

By:
Name:     Jason N. Ader

Title:	Executive Chairman

Joseph Weinberger